Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Apexigen, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Apexigen, Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Reverse Recapitalization

As discussed in Note 3 to the consolidated financial statements, the Company completed the Business Combination on July 29, 2022, which was accounted for as a reverse recapitalization.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

San Francisco, CA

February 22, 2023

We have served as the Company’s auditor since 2021.

APEXIGEN, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$14,802	$23,443
Short-term investments	1,997	12,917
Prepaid expenses and other current assets	2,618	1,681
Deferred financing costs, current	1,776	-
Total current assets	21,193	38,041
Property and equipment, net	150	245
Right-of-use assets	100	483
Deferred financing costs, non-current	1,036	-
Other assets	376	327
Total assets	$22,855	$39,096
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,343	$4,487
Accrued liabilities	5,359	8,488
Deferred revenue	5,659	3,610
Lease liabilities, current portion	106	369
Total current liabilities	16,467	16,954
Derivative warrant liabilities	11	-
Lease liabilities, less current portion	-	141
Total liabilities	16,478	17,095
Commitment and contingencies (Note 10)
Stockholders’ equity:
Common stock, $0.0001 par value; 1,000,000,000 and 23,563,040 shares authorized as of December 31, 2022 and 2021, respectively; 22,646,015 and 18,051,592 shares issued and outstanding as of December 31, 2022 and 2021, respectively(1)	2	2
Additional paid-in capital	183,168	166,727
Accumulated deficit	(176,793)	(144,724)
Accumulated other comprehensive loss	-	(4)
Total stockholders’ equity	6,377	22,001
Total liabilities and stockholders’ equity	$22,855	$39,096

(1) The balance sheet as of December 31, 2021 presented above reflects the retrospective application of recapitalization as if the Business Combination had occurred on January 1, 2021. See Note 1, 3, and 7.

See accompanying notes to consolidated financial statements.

APEXIGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2021
Operating expenses:
Research and development	$23,035	$21,664
General and administrative	9,651	7,293
Total operating expenses	32,686	28,957
Loss from operations	(32,686)	(28,957)
Other income, net	617	41
Net loss	$(32,069)	$(28,916)
Net loss per share	$(1.62)	$(1.60)
Weighted-average common shares used to compute net loss per share, basic and diluted	19,787,212	18,034,092
Comprehensive Loss:
Net loss	$(32,069)	$(28,916)
Other comprehensive loss
Unrealized gain (loss) on marketable securities	4	(7)
Comprehensive loss	$(32,065)	$(28,923)

See accompanying notes to consolidated financial statements.

APEXIGEN, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Year Ended December 31, 2022
	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amounts	Shares	Amounts	Capital	Deficit	Income (Loss)	Equity (Deficit)
Balance at January 1, 2022, as previously reported	145,130,628	$158,707	31,070,665	$31	$7,991	$(144,724)	$(4)	$(136,706)
Retroactive application of recapitalization	(145,130,628)	(158,707)	(13,019,073)	(29)	158,736	-	-	158,707
Balance at January 1, 2022, as adjusted	-	-	18,051,592	2	166,727	(144,724)	(4)	22,001
Merger and private offering, net of transaction costs of $9,232	-	-	3,143,464	-	8,468	-	-	8,468
Common stock issuance to Lincoln Park	-	-	1,266,684	-	5,410	-	-	5,410
Vesting of restricted stock units			80,668	-	326			326
Vesting of restricted stock awards	-	-	23,518	-	242	-	-	242
Exercise of stock options	-	-	75,550	-	110	-	-	110
Exercise of common stock warrant	-	-	4,539	-	-	-	-	-
Reclassification of preferred stock warrant	-	-	-	-	2	-	-	2
Stock-based compensation	-	-	-	-	1,883	-	-	1,883
Net loss	-	-	-	-	-	(32,069)	-	(32,069)
Other comprehensive loss	-	-	-	-	-	-	4	4
Balance at December 31, 2022	-	$-	22,646,015	$2	$183,168	$(176,793)	$-	$6,377

	Year Ended December 31, 2021
	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amounts	Shares	Amounts	Capital	Deficit	Income (Loss)	Equity (Deficit)
Balance at January 1, 2021, as previously reported	145,130,628	$158,707	31,070,665	$31	$7,991	$(144,724)	$(4)	$(136,706)
Retroactive application of recapitalization	(145,130,628)	(158,707)	(12,526,339)	(29)	158,736	-	-	158,707
Balance at January 1, 2021, as adjusted	-	-	17,995,354	2	165,486	(115,808)	3	49,683
Exercise of stock options	-	-	56,238	-	98	-	-	98
Stock-based compensation	-	-	-	-	1,143	-	-	1,143
Net loss	-	-	80,668				(28,916	-
Other comprehensive loss	-	-	-	-	-	-	(7)	(7)
Balance at December 31, 2022	-	$-	18,051,592	$2	$166,727	$(144,724)	$(4)	$22,001

See accompanying notes to consolidated financial statements.

APEXIGEN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(32,069)	$(28,916)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	110	105
Stock-based compensation	1,883	1,143
Expense from vesting of restricted stock units	326	-
Expense from vesting of restricted stock awards	242	-
Accretion of discount and amortization of premiums on marketable securities	(31)	204
Amortization of deferred financing costs	740	-
Change in fair value of derivative warrant liabilities	(78)	-
Change in fair value of liability for common stock to be issued	(205)	-
Non-cash lease expense	401	522
Other	-	6
Changes in current assets and liabilities:
Prepaid expenses and other current assets	(759)	(352)
Other assets	(70)	(168)
Accounts payable	317	841
Accrued expenses	(3,127)	1,521
Deferred revenue	2,049	1,723
Lease liabilities	(422)	(531)
Net cash used in operating activities	(30,693)	(23,902)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(57)	(54)
Purchases of marketable securities	(18,945)	(20,179)
Sales of marketable securities	29,957	42,257
Net cash provided by investing activities	10,955	22,024
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from merger and private offering	18,094	-
Payments of deferred transaction costs	(9,221)	(61)
Proceeds from common stock issuance to Lincoln Park	2,500	-
Payments of financing costs	(386)	-
Proceeds from exercise of stock options	110	98
Net cash provided by financing activities	11,097	37
Net decrease in cash and cash equivalents	(8,641)	(1,841)
Cash and cash equivalents, beginning of period	23,443	25,284
Cash and cash equivalents, end of period	$14,802	$23,443
Supplemental disclosure of non-cash investing and financing activities:
Purchase of equipment included in accounts payable	$-	$43
Transaction costs in accounts payable and accrued liabilities at period end	$-	$364
Financing costs in accounts payable and other accrued liabilities	$261	$-
Common stock issuance to Lincoln Park for commitment fees	$2,910	$-
Reclassification of warrant	$2	$-

See accompanying notes to consolidated financial statements.

APEXIGEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of the Business

Description of Business

Apexigen, Inc. (“Apexigen” or "we") is a clinical-stage biopharmaceutical company focused on discovering and developing antibody therapeutics for oncology, with an emphasis on new immuno-oncology agents designed to harness the patient’s immune system to combat and eradicate cancer. Our lead product candidates are sotigalimab (“sotiga” or “APX005M”), which is a CD40 agonist antibody, and APX601, which is a TNFR2 antagonist antibody. We also have out-license arrangements for a number of programs. Since inception, we have devoted substantially all of our resources to performing research, development, and manufacturing activities in support of our product candidates. In October 2019, the first of our out-licensed product candidates was approved for commercial product sale. Apexigen is headquartered in San Carlos, California.

On March 17, 2022, Brookline Capital Acquisition Corp. (“BCAC”) and Apexigen America, Inc., which was then known as Apexigen, Inc. ("Legacy Apexigen") entered into a business combination agreement (“Business Combination Agreement”) pursuant to which BCAC and Legacy Apexigen agreed to combine, with the former equityholders of both entities holding equity in the combined public company listed on the Nasdaq Stock Exchange ("Nasdaq") and with Legacy Apexigen’s existing equityholders owning a majority of the equity in the combined public company. Existing Legacy Apexigen equityholders received equity in the combined public company in the form of common shares, stock options and warrants. Under the Business Combination Agreement, the transaction valued Legacy Apexigen at $205.0 million on a fully diluted basis, net of exercise proceeds for Legacy Apexigen’s pre-closing stock options. Concurrently with the execution of the Business Combination Agreement, BCAC entered into subscription agreements with certain investors for a private investment in public equity (“PIPE”) transaction to close concurrently with the merger (see Note 3), and BCAC and Legacy Apexigen entered into a committed investment agreement with Lincoln Park Capital Fund, LLC ("Lincoln Park") (see Note 7) to allow the combined company to direct Lincoln Park to make certain equity purchases during the 24 months following the business combination subject to certain limitations.

The transactions contemplated under the Business Combination Agreement (the “Business Combination”) closed on July 29, 2022 ("Closing" or the "Closing Date"). As a result, the combined public company received approximately $19.0 million in gross proceeds funded by $4.5 million in cash held in BCAC’s trust account net of redemption and $14.5 million from the PIPE. The combined public company paid off the outstanding convertible and non-convertible unsecured promissory notes in the aggregate amount of $0.9 million held by Brookline Capital Holdings, LLC, the sponsor of BCAC (the “Extension and Working Capital Notes”), and incurred $9.2 million in transaction expenses relating to the merger, consisting of banking, legal, and other professional fees. The PIPE investors received an aggregate of 1,452,000 units (each a “PIPE Unit”) at a purchase price of $10.00 per unit. Each PIPE Unit consists of one share of BCAC Common Stock and one-half of one warrant. Each whole warrant entitles the PIPE Investor to purchase one share of BCAC Common Stock at an exercise price of $11.50 per share during the period commencing 30 days after July 29, 2022 and terminating on the five-year anniversary of July 29, 2022.

Legacy Apexigen was incorporated in Delaware in 2010, the year Legacy Apexigen was spun-out of Epitomics, Inc. (“Epitomics”), which was a California-based biotechnology company that was acquired by Abcam plc in 2012. Legacy Apexigen was spun-out of Epitomics to focus on the discovery, development, and commercialization of humanized monoclonal antibody therapeutics.

Liquidity and Capital Resources

As of December 31, 2022, we had approximately $16.8 million of cash, cash equivalents, and short-term investments and expect to fund our operations into the third quarter of 2023 based on current operations assuming no additional proceeds from our equity line with Lincoln Park or any other potential financing or business development transactions. We have incurred substantial losses and negative cash flows from operations since inception and had an accumulated deficit of $176.8 million as of December 31, 2022. Since inception through December 31, 2022, we have funded operations primarily through the issuance of equity, proceeds from collaborative research and development agreements, and borrowings under a debt arrangement. Due to our significant research, development, and manufacturing expenditures, we have generated operating losses in all periods presented. We expect to incur substantial additional losses in the future as we advance and expand our research and development activities and prepare to pursue the potential regulatory approval and commercialization of our product candidates. Based on our research and development activities and plans, there is uncertainty regarding our ability to maintain liquidity sufficient to operate the business effectively, which raises substantial doubt as to our ability to continue as a going concern.

We may seek additional funds through the sale and issuance of shares of our common stock in private or public offerings, other equity or debt financings, collaborations, or partnerships with third parties, or other transactions to monetize assets, including our right to receive milestone payments and royalties under our out-license arrangements. We cannot assure that we will succeed in acquiring additional funding at levels sufficient to fund our operations or on terms favorable to us. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our clinical trials or preclinical studies or research and development programs. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amount of increased capital outlays and operating expenditures associated with our current and planned research, development, and manufacturing activities.

To the extent that we raise additional capital through strategic alliances, licensing arrangements or other monetization transactions with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the ownership interest of the then-existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting the ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.

2. Summary of Significant Accounting Policies

Basis of Presentation

We prepare our consolidated financial statements and accompanying notes in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Apexigen and its wholly owned subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934 (the "Exchange Act")) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our consolidated financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts expensed during the reporting period. On an ongoing basis, management evaluates its estimates, including those related to accruals for research and development costs, stock-based compensation, uncertain tax positions and fair values of common stock. We adjust such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

Segment Reporting

We have one operating segment, which is the business of researching, developing and commercializing antibody therapeutics for oncology. Our chief operating decision maker, Chief Executive Officer, manages our operations on an aggregated basis for the purposes of allocating resources and evaluating financial performance.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. Cash equivalents consist primarily of amounts invested in money market funds and corporate debt securities. The carrying amount of cash equivalents approximates their fair value.

Short-Term Investments

Short-term investments consist of debt securities with original maturities of greater than three months from the date of purchase but less than one year from the balance sheet date. Such investments are considered available-for-sale and reported at fair value with unrealized gains and losses included as a component of stockholders’ equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, which is included as other income, net in the consolidated statements of operations and comprehensive loss. Realized gains and losses and declines in fair value determined to be other-than-temporary, if any, on investments are included in other income, net. We determine the cost of securities sold using the specific identification method.

Fair Value Measurements

We apply fair value accounting to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The carrying amount of our financial assets and liabilities, including accounts payable and accrued expenses, approximate their fair values due to their short-term maturities.

Concentrations of Credit and Other Risks

Financial instruments that potentially subject us to a concentration of credit risk consist primarily of cash and cash equivalents and short-term investments. We hold our bank deposits at accredited financial institutions and these deposits may at times exceed insured limits. We are exposed to credit risk in the event of a default by the financial institutions holding our cash and cash equivalents to the extent of the amounts held in excess of federally insured limits. We limit our credit risk associated with cash and cash equivalents by placing them with financial institutions we believe are of high quality. We have not experienced any losses on our deposits of cash. Our investment policy limits investments to certain types of securities issued by the U.S. government, its agencies and institutions with investment-grade credit ratings and places restrictions on maturities and concentration by type and issuer. As of December 31, 2022 and 2021, we had no off-balance sheet concentrations of credit risk.

We are subject to a number of risks similar to other early-stage biopharmaceutical companies, including the need to obtain adequate additional funding, possible failure of clinical trials, the need to obtain marketing approval for our product candidates, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of our products, and protection of proprietary technology. If we do not successfully develop, obtain regulatory approval for, commercialize or partner our product candidates, we will be unable to generate revenue from product sales or achieve profitability.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The estimated useful life of laboratory equipment, furniture and fixtures, office equipment, and software ranges from two to five years. We expense maintenance, repair and calibration costs as incurred.

Impairment of Long-Lived Assets

Our long-lived assets are comprised principally of our property and equipment and right-of-use lease assets. We periodically evaluate our long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets or group of assets may not be fully recoverable. We deem a long-lived asset impaired when the undiscounted future cash flows expected to be generated by the asset or group of assets is less than the carrying amount of the assets. If there is an impairment, we would reduce the carrying amount of the assets through an impairment charge, to their estimated fair values based on a discounted cash flow approach or, when available and appropriate, to comparable market values. We recorded no impairment of long-lived assets during the year ended December 31, 2022.

Deferred Transaction Costs

Deferred transaction costs consist of direct legal, accounting, filing and other fees and costs directly attributable to the merger (see Note 3). We capitalized deferred transaction costs prior to the close of the Business Combination and included in prepaid expenses and other current assets. We reclassified the deferred transaction costs related to the Business Combination to additional paid-in capital to offset the proceeds received upon closing of the Business Combination. There were deferred transaction costs of $0.5 million on the consolidated balance sheet as of December 31, 2021. Upon the close of the Business Combination, we reclassified transaction costs of $9.2 million to additional paid-in capital to offset the proceeds received, where we paid transaction costs of approximately $11,000 in 2021, and paid $9.2 million in 2022 (see Note 3).

Deferred Financing Costs

Deferred financing costs consist of direct costs and commitment fees directly attributable to the commencement of the equity line of credit from Lincoln Park Capital Fund, LLC upon closing of the Business Combination (see Note 7). We capitalize deferred financing costs and amortize these costs over 24 months of the equity line of credit. As of December 31, 2022, deferred financing costs totaled $2.8 million. Amortization expense for deferred financing costs was $0.7 million for the year ended December 31, 2022.

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, we recognize revenue when we transfer promised goods or services to customers in an amount that reflects the consolidated balance sheets to which we expect to be entitled in exchange for those goods or services. We have not commenced sales of our drug candidates and did not have a product approved for marketing as of December 31, 2022.

We may also earn contingent fees, including milestone payments based on counterparty performance and royalties on sales, from collaborations and other out-license arrangements. We will recognize milestone payments as revenue once the underlying events are probable of being met and there is not a significant risk of reversal. We will recognize sales-based royalties as revenue when the underlying sales occur. In October 2019, Novartis’ Beovu® product, which is covered by one of our license agreements, was approved for commercial product sale. Under this agreement, Novartis is obligated to pay us a very low single-digit royalty on net sales of the Beovu product. However, Novartis has disputed its obligation to pay us royalties on Beovu sales under this agreement. As a result, we have determined that any sales-based Beovu product royalty revenue that we may earn under this agreement is currently fully constrained. We have recorded the royalty proceeds as deferred revenue in the consolidated balance sheets. As of December 31, 2022 and 2021, deferred revenue totaled $5.7 million and $3.6 million, respectively.

Lease

We determine if an arrangement is a lease at inception and if so, we determine whether the lease qualifies as an operating or a finance lease. We include operating lease in operating lease right-of-use (“ROU”) assets and lease liabilities in our consolidated balance sheets. We did not have any finance leases as of December 31, 2022 or 2021. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. We recognize operating lease ROU assets and liabilities at the lease commencement date based on the present value of lease payments over the lease term. When a lease does not provide an implicit rate, we use an incremental borrowing rate based on the information available at the commencement date to determine the present value of lease payments. We use the implicit rate when readily determinable. The operating lease ROU assets also include any lease payments made and exclude lease incentives when paid by us or on our behalf. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. We recognize lease expense for lease payments on a straight-line basis over the lease term. We also made an accounting policy election to recognize lease expense for short-term leases with a term of 12 months or less on a straight-line basis over the lease term and not to recognize ROU assets or lease liabilities for such leases.

We lease our facility under a non-cancelable operating lease agreement and recognize related rent expense on a straight-line basis over the terms of the leases. As an implicit interest rate is not readily determinable in our lease, the incremental borrowing rate is based on information available on the adoption date in determining the present value of lease payments. The lease term for our operating lease includes the non-cancellable period of the lease plus any additional periods covered by its option to extend the lease that we are reasonably certain to exercise.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses are primarily for the development of sotiga, our lead product candidate, as well as APX601 and other preclinical product candidates. Research and development costs consist primarily of external costs related to clinical development, contract manufacturing, preclinical development and discovery as well as personnel costs and allocated overhead, such as rent, equipment, depreciation, and utilities. Personnel costs consist of salaries, employee benefits and stock-based compensation.

We estimate external research and development expenses based on the services performed, pursuant to contracts with commercial and academic institutions that conduct and manage research and development services on our behalf. We record the costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and include these costs in accrued liabilities in the consolidated balance sheets. These costs are a component of our research and development expenses. We accrue these costs based on factors such as the number of patient visits, the number of active patients, the number of patients enrolled, estimates of the work completed and other measures in accordance with agreements established with our third-party service providers under the service agreements. As actual costs become known, we adjust our accrued liabilities. We have not experienced any significant differences between accrued costs and actual costs incurred. However, the status and timing of actual services performed may vary from our estimates, resulting in adjustments to expense in future periods. Changes in these estimates that result in significant changes to our accruals could significantly affect our results of operations.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are capitalized and then expensed as the related goods are delivered or the services are performed. We evaluate such payments for current or long-term classification based on when they will be realized.

Common Stock Warrant

We record at fair value freestanding puttable or redeemable warrants, or warrants which are not considered to be indexed to our stock and include this amount in accrued expenses on our consolidated balance sheets as of December 31, 2021. On the closing date of the merger (see Note 3), the preferred stock warrant that was outstanding immediately before closing became a common stock warrant. We adjusted the carrying value of such warrant to its estimated fair value at the closing date of the merger based upon the value of our common stock warrant and reclassified estimated fair value at the closing date of the merger from accrued expenses to additional paid-in capital on the closing date of the merger. This common stock warrant of 4,321 shares is outstanding as of December 31, 2022.

Public Warrants

The public warrants, issued in connection with the BCAC's initial public offering prior to the merger and the PIPE transaction completed in July 2022, are classified as equity (see Note 8).

Derivative Warrant Liabilities

We account for the private placement warrants (see Note 8) issued in connection with the initial public offering as derivative warrant liabilities in accordance with FASB ASC Topic 815, “Derivative and Hedging”. Accordingly, we recognize the private placement warrants as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized and included as other income, net in the consolidated statements of operations and comprehensive loss. We measured the fair value of the private placement warrants using a Black-Scholes option-pricing model. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. As of December 31, 2022, deferred warrant liabilities were approximately $11,000. Change in fair value of derivative warrant liabilities was approximately $78,000 for the year ended December 31, 2022.

Stock-Based Compensation

We measure all equity awards granted to employees and non-employees based on the estimated grant date fair value. For awards subject to service-based vesting conditions, we recognize stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, we recognize stock-based compensation expense using the accelerated attribution method when it is probable that the performance condition will be achieved. We recognize forfeitures as they occur.

We use the Black-Scholes option-pricing model to estimate the fair value of equity awards and recognize expense using the straight-line attribution approach. The Black-Scholes option-pricing model requires assumptions to be made related to the expected term of the awards, expected stock priced volatility, risk-free rate for a period that approximates the expected term of the awards and the expected dividend yield.

Income Taxes

We account for income taxes under the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates applied to taxable income in the years in which we expect to realize those temporary differences. We recognize the effect on deferred tax assets and liabilities of a change in tax rates as income or loss in the period that includes the enactment date. We establish a valuation allowance, when necessary, to reduce deferred tax assets to the amount we expect to realize. We recognize the financial statement effects of uncertain tax positions when it is more-likely-than-not, based on the technical merits of the position, that it will be sustained upon examination. We include interest and penalties related to unrecognized tax benefits within the provision of income tax. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Comprehensive Loss

Comprehensive loss includes net loss and certain changes in stockholders’ equity that are excluded from net loss, primarily unrealized gains or losses on our marketable securities.

Net Loss per Share

We calculate basic net loss per share by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is the same as basic net loss per share for each period presented, since the effects of potentially dilutive securities are antidilutive given our net loss.

Major Vendor

We had a major vendor that accounted for approximately 39.9% and 23.2% of the research and development expenses for the years ended December 31, 2022 and 2021, respectively. The same vendor also accounted for approximately 24.8% and 28.1% of the total accounts payable and accrued liabilities as of December 31, 2022 and 2021, respectively. Moreover, there is another vendor that accounted for approximately 33.6% and 27.7% of the total accounts payable and accrued liabilities as of December 31, 2022 and 2021, respectively, but we did not incur any expenses with this vendor during the years ended December 31, 2022 and 2021.

We had an additional vendor in 2021 that accounted for approximately 12.4% of the research and development expenses for the year ended December 31, 2021. The same vendor did not account for a major portion of accounts payable and accrued liabilities as of December 31, 2021.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for certain financial instruments including convertible instruments and contracts on an entity’s own equity. It reduces the number of accounting models for convertible debt instruments and convertible preferred stock. In addition, it amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. Early adoption is permitted. Apexigen adopted the new standard on January 1, 2022. The adoption of this standard did not have a significant impact to our consolidated financial statements.

In October 2020, the FASB issued ASU No. 2020-10, Codification Improvements, which improves consistency by amending the Codification to include all disclosure guidance in the appropriate disclosure sections. In addition, it clarifies application of various provisions in the Codification by amending and adding new headings, cross referencing to other guidance, and refining or correcting terminology. Early adoption is permitted. Apexigen adopted the new standard on January 1, 2022. The adoption of this standard did not have a significant impact to our consolidated financial statements.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as clarified in subsequent amendments. The standard changes the impairment model for certain financial instruments. The new model is a forward-looking expected loss model and will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance sheet credit exposures. This includes loans, held-to-maturity debt securities, loan commitments, financial guarantees and net investments in leases, as well as trade receivables. For available-for-sale debt securities with unrealized losses, credit losses will be measured in a manner similar to the existing standard, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. The standard is effective for Apexigen for fiscal years and interim periods beginning January 1, 2023. Early adoption is permitted. We have not yet assessed the effect of adopting the standard on our consolidated financial statements.

3. Merger

On July 29, 2022, Legacy Apexigen and BCAC consummated the merger contemplated by the BCA, with Legacy Apexigen surviving the merger or business combination as a wholly-owned subsidiary of BCAC. As part of the consummation of the merger, BCAC changed its name to Apexigen, Inc. and Legacy Apexigen changed its name to Apexigen America, Inc.

Upon the closing of the merger, we amended and restated our certificate of incorporation to, among other things, increase the total number of authorized shares of capital stock to 1,020,000,000 shares, of which 1,000,000,000 shares were designated common stock, $0.0001 par value per share, and of which 20,000,000 shares were designated preferred stock, $0.0001 par value per share.

Immediately prior to the closing of the merger, each issued and outstanding share of Legacy Apexigen’s convertible preferred stock, was converted into shares of common stock based on a one-to-one ratio (see Note 7). The Business Combination is accounted for with a retrospective application of the Business Combination that results in 145,130,628 shares of convertible preferred stock converting into the same number of shares of Legacy Apexigen's common stock.

Upon the consummation of the merger, each share of Legacy Apexigen common stock issued and outstanding was canceled and converted into the right to receive 0.102448 shares (the “Exchange Ratio”) of our common stock (the “Per Share Merger Consideration”).

Outstanding stock options, whether vested or unvested, to purchase shares of Legacy Apexigen's common stock granted under the 2010 and 2020 Plan (“Legacy Options”) (see Note 9) converted into stock options for shares of our common stock upon the same terms and conditions that were in effect with respect to such stock options immediately prior to the merger, after giving effect to the Exchange Ratio.

Outstanding warrants to purchase shares of common stock remained outstanding after the closing of the merger. The warrants became exercisable 30 days after the completion of the merger, subject to other conditions, including with respect to the effectiveness of a registration statement covering the shares of common stock underlying such warrants, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation (see Note 2 and Note 8).

In connection with the merger, certain stockholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 4,618,607 shares of common stock for gross redemption payments of $47.2 million. In addition, a number of investors purchased an aggregate of 1,452,000 shares of common stock (the “PIPE Shares”), for a purchase price of $10.00 per share, as applicable, for an aggregate purchase price of $14.5 million pursuant to separate subscription agreements. The PIPE transaction closed simultaneously with the consummation of the Business Combination. In connection with the merger, we incurred direct and incremental costs of approximately $9.2 million related to the equity issuance, consisting primarily of investment banking, legal, accounting, and other professional fees, which we recorded to additional paid-in capital as a reduction of proceeds.

The merger is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, BCAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Apexigen issuing stock for the net assets of BCAC, accompanied by a recapitalization. The net assets of BCAC are stated at historical cost, with no goodwill or intangible assets recorded.

Prior to the merger, Legacy Apexigen and BCAC filed separate standalone federal, state, and local income tax returns. As a result of the merger, we will file a consolidated income tax return. Although, for legal purposes, BCAC acquired Legacy Apexigen, and the merger represents a reverse acquisition for federal income tax purposes. BCAC will be the parent of the consolidated group with Legacy Apexigen as a subsidiary, but in the year of the closing of the merger, Legacy Apexigen will file a full-year tax return with BCAC joining in the return the day after the closing date of the merger.

Upon closing of the merger, we received gross proceeds of $19.0 million from the Business Combination and PIPE financing, offset by transaction costs of $9.2 million recorded in 2022 and BCAC's Extension and Working Capital Notes repayment of $0.9 million. The following table reconciles the elements of the merger to the consolidated statements of cash flows and the consolidated statement of changes in stockholders’ equity (in thousands):

Cash - BCAC's trust (net of redemption)	$4,435
Cash - Private offering	14,520
Less: BCAC's Extension and Working Capital Notes repayment in 2022	(861)
Proceeds from merger and private offering for the year ended December 31, 2022	18,094
Less: transaction costs paid in 2022	(9,221)
Net proceeds from merger and private offering for the year ended December 31, 2022	8,873
Less: transaction costs paid in 2021	(11)
Plus: net assets of BCAC	(394)
Merger and private offering for the years ended December 31, 2022	$8,468

The number of shares of common stock issued immediately following the Closing Date was:

Common stock, outstanding prior to merger	5,061,592
Less: redemption of BCAC shares	(4,618,607)
Common stock of BCAC	442,985
BCAC Sponsor shares	1,190,979
BCAC Representative shares	57,500
Shares issued in private offering	1,452,000
Business combination and private offering shares	3,143,464
Legacy Apexigen shares	18,147,032
Total shares of common stock immediately after merger	21,290,496
Exercise of Legacy Apexigen common stock warrant	4,539
Shares issued to Lincoln Park (Note 7)	150,000
Total shares of common stock on July 29, 2022	21,445,035

The number of Legacy Apexigen's shares was determined as follows:

	Legacy Apexigen Shares	Legacy Apexigen Shares, effected for Exchange Ratio
Balance as of December 31, 2020	30,521,693	3,126,980
Recapitalization applied to Convertible Preferred Stock outstanding at December 31, 2020	145,130,628	14,868,374
Exercise of common stock options - 2021	548,972	56,238
Exercise of common stock options - 2022 (pre-Closing)	702,074	71,922
Exercise of common stock restricted awards - 2022 (pre-Closing)	229,556	23,518
Total Legacy Apexigen shares as of July 29, 2022	177,132,923	18,147,032

4. Fair Value Measurement

We record financial assets and liabilities at fair value. The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. We categorize assets and liabilities recorded at fair value in the consolidated financial statements based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of December 31, 2022, our cash equivalents consisted of money market funds with less than a three-month maturity. Our short-term investments consisted of U.S. treasury securities, which we recorded as available-for-sale securities. Money market funds and U.S. treasury securities are classified as Level 1 because they are valued using quoted market prices. As of December 31, 2021, our short-term investments consisted of government debt securities, corporate debt securities, commercial paper, and asset backed securities, which we recorded as available-for-sale securities and government debt securities are classified as Level 2 because their value is based on valuations using significant inputs derived from or corroborated by observable market data.

In certain cases where there is limited activity or less transparency around the inputs to valuation, we classify securities as Level 3. Level 3 liabilities consist of derivative warrant liabilities and preferred stock warrant liability.

The following tables set forth the financial instruments that we measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$14,671	$-	$-	$14,671
U.S. treasury securities	1,997	-	-	1,997
Total	$16,668	$-	$-	$16,668
Financial liability:
Derivative warrant liabilities	$-	$-	$11	$11
Total	$-	$-	$11	$11

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$18,526	$-	$-	$18,526
Commercial paper	-	5,498	-	5,498
Corporate debt securities	-	4,512	-	4,512
Government debt securities	-	1,503	-	1,503
Asset backed securities	-	1,404	-	1,404
Total	$18,526	$12,917	$-	$31,443
Financial liability:
Preferred stock warrant liability	$-	$-	$2	$2
Total	$-	$-	$2	$2

In 2021, the financial liability measured at fair value on a recurring basis is the derivative warrant liabilities and preferred stock warrant liability, a level 3 instrument.

The derivative warrant liabilities had a fair value of $11,000 as of December 31, 2022. We estimate the fair value of the derivative warrant liabilities using a Black-Scholes option-pricing model, which assumptions are related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. We estimate the volatility of our common stock warrants based on historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which we anticipate remaining at zero.

The preferred stock warrant liability had a fair value of $2,000 as of December 31, 2021. We estimate the fair value of the preferred stock warrant liability using the Black-Scholes option-pricing model, which requires inputs such as the expected volatility based on comparable public companies, the estimated fair value of the preferred stock, and the estimated time to liquidity. On the Closing of the Business Combination, the preferred stock warrant that was outstanding immediately before the Closing became a common stock warrant. We adjusted the carrying value of such warrant to its estimated fair value at the Closing based upon the value of our common stock warrant and reclassified from accrued expenses to additional paid-in capital on the date of closing of the merger.

The following tables summarize the estimated fair value of our marketable securities and the gross unrealized holding gains and losses (in thousands):

	December 31, 2022
		Unrealized
	Amortized Cost	Gains	Losses	Estimated Fair Value
Cash and cash equivalents:
Cash	$131	$-	$-	$131
Money market funds	14,671	-	-	14,671
Total cash and cash equivalents	$14,802	$-	$-	$14,802
Marketable securities:
U.S. treasury securities	$1,997	$-	$-	$1,997
Total marketable securities	$1,997	$-	$-	$1,997

	December 31, 2021
		Unrealized
	Amortized Cost	Gains	Losses	Estimated Fair Value
Cash and cash equivalents:
Cash	$4,917	$-	$-	$4,917
Money market funds	18,526	-	-	18,526
Total cash and cash equivalents	$23,443	$-	$-	$23,443
Marketable securities:
Commercial paper	$5,498	$-	$-	$5,498
Corporate debt securities	4,515	-	(3)	4,512
Government debt securities	1,503	-	-	1,503
Asset backed securities	1,405	-	(1)	1,404
Total marketable securities	$12,921	$-	$(4)	$12,917

5. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2022	2021
Prepaid clinical development expenses	$1,128	$776
Prepaid insurance expenses	970	56
Deferred financing costs	261	467
Other prepaid expenses and current assets	259	382
Total prepaid expenses and other current assets	2,618	1,681

Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2022	2021
Laboratory equipment	$909	$943
Furniture and fixtures	28	28
Office equipment	25	25
Software	12	12
Total property and equipment	974	1,008
Less: accumulated depreciation	(824)	(763)
Total property and equipment, net	$150	$245

Depreciation expense for property and equipment was $110,000 and $105,000 for the years ended December 31, 2022 and 2021, respectively.

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31,
	2022	2021
Accrued clinical trial and manufacturing costs	$4,340	$6,472
Accrued personnel costs	497	1,172
Other accrued liabilities	522	844
Total accrued liabilities	$5,359	$8,488

6. Lease

We lease our principal facility under a non-cancelable operating lease agreement with a lease term ending in March 2023. As our lease does not provide an implicit rate, we used our incremental borrowing rate as the discount rate to calculate the present value of lease payments. The incremental borrowing rate represents an estimate of the interest rate that would be required to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. The weighted-average discount rate associated with operating lease modifications was 5.05%. As of December 31, 2022 and 2021, the right-of-use assets were $0.1 million and $0.5 million, respectively, and lease liabilities were $0.1 million and $0.5 million, respectively. Rent expense was $0.4 million and $0.6 million for the years ended December 31, 2022 and 2021, respectively.

Future minimum lease payments as of December 31, 2022, are as follows (in thousands):

Operating Leases
Year ending December 31,
2023	$106
Total undiscounted future lease payments	106
Less: imputed interest	-
Total lease liabilities	$106

7. Stockholder's Equity

Preferred Stock

As discussed in Note 3, Business Combination, we retroactively adjusted the shares issued and outstanding prior to July 29, 2022 to give effect to the exchange ratio established in the Business Combination Agreement to determine the number of shares of common stock into which they were converted.

Prior to the Business Combination, Legacy Apexigen had shares of $0.001 par value Series A-1, Series A-2, Series B, and Series C preferred stock outstanding, all of which were convertible into shares of common stock of Legacy Apexigen on a 1:1 basis, subject to certain anti-dilution protections. Upon the Closing, the outstanding shares of preferred stock were converted into common stock of Legacy Apexigen, and then into common stock of Apexigen at a ratio of 1:0.102448, the exchange rate established in the BCA.

	July 29, 2022 (Closing Date)
Convertible Preferred Stock	Preferred Stock Shares	Exchange Ratio	Common Stock Shares
Series A-1 (pre-combination)	39,196,116	0.102448	4,015,564
Series A-2 (pre-combination)	12,625,343	0.102448	1,293,442
Series B (pre-combination)	14,218,546	0.102448	1,456,662
Series C (pre-combination)	79,090,623	0.102448	8,102,706
Total	145,130,628		14,868,374

As of December 31, 2022, we are authorized to issue 20,000,000 shares of preferred stock with a par value of $0.0001 per share. The board of directors (the "Board") has the authority to issue preferred stock and to determine the rights, privileges, preferences, restrictions, and voting rights of those shares. As of December 31, 2022, we had no shares of preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders of Apexigen. Subject to the preferences that may be applicable to any outstanding shares of the convertible preferred stock, the holders of the common stock are entitled to receive ratably such dividends, if any, as the Board may declare. The Board has declared no dividends to date.

At December 31, 2022, we had reserved the following shares of common stock for the following purposes:

Equity awards issued and outstanding	4,839,554
Equity awards available for future grants	1,065,423
Shares available for Employee Stock Purchase Plan	257,341
Common stock warrants	3,728,821
Total common stock reserved for issuance	9,891,139

Lincoln Park

In conjunction with the Business Combination (see Note 1), we entered into a purchase agreement (the “Lincoln Park Purchase Agreement”) and a registration rights agreement (“RRA”) with Lincoln Park in March 2022, which provides that we may sell to Lincoln Park up to $50.0 million of shares (the “Purchase Shares”) of our common stock. The aggregate number of shares that we can sell to Lincoln Park under the Lincoln Park Purchase Agreement may not exceed 4.99% of the outstanding common stock, subject to certain exceptions set forth in the Lincoln Park Purchase Agreement.

On the date of Closing, we issued 150,000 shares of common stock to Lincoln Park as an initial fee for its commitment to purchase shares of our common stock under the Lincoln Park Purchase Agreement. On the date that is 90 calendar days after the date of Closing, we were obligated to issue to Lincoln Park the lesser of (i) $1.5 million of shares of common stock at a price per share equal to the arithmetic average of the closing sale price for our common stock during the ten consecutive business days immediately preceding the share delivery date and (ii) 500,000 shares of common stock. We recorded the additional commitment shares as liability for common stock to be issued in the consolidated balance sheets upon the date of Closing. Liability for common stock to be issued was $1.4 million as of date of Closing. The liability is subject to re-measurement at each balance sheet date until issued, and any change in fair value is recognized and included as other income, net in the consolidated statements of operations and comprehensive loss. The additional commitment shares of 500,000 shares were issued in October 2022 and the liability was remeasured. Change in fair value of liability for common stock to be issued was approximately $205,000 for the year ended December 31, 2022.

Subject to the terms of the Lincoln Park Purchase Agreement, we have the right, in our sole discretion, to present Lincoln Park with a purchase notice (a “Regular Purchase Notice”), provided that the closing stock price of the common stock on the Nasdaq is not below $3.00 per share. Each Regular Purchase Notice would direct Lincoln Park to purchase up to $500,000 of Purchase Shares (a “Regular Purchase”), which amounts may be increased under certain circumstances. Lincoln Park’s committed obligation under any single Regular Purchase generally will not exceed $1.0 million. The Lincoln Park Purchase Agreement provides for a purchase price per Purchase Shares for each Regular Purchase (the “Purchase Price”) equal to the lesser of (i) the lowest sale price of the common stock on the Nasdaq on the purchase date of such shares; and (ii) the average of the three lowest closing sale prices for the common stock traded on the Nasdaq during the ten consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition, on any date on which we submit a Regular Purchase Notice for the maximum amount allowed for such a Regular Purchase to Lincoln Park, we also have the right, in our sole discretion, to present Lincoln Park with an accelerated purchase notice (an “Accelerated Purchase Notice”), directing Lincoln Park to purchase an amount of Purchase Shares (an “Accelerated Purchase”), which number of Purchase Shares will not exceed the lesser of (i) 300% of the number of shares purchased pursuant to such Regular Purchase Notice and (ii) 30% of the total volume of shares of the common stock traded on the Nasdaq during the Accelerated Purchase period. The purchase price per Purchase Share for each such Accelerated Purchase will be equal to the lesser of 95% of (i) the volume-weighted average price of the common stock on the Nasdaq during the applicable Accelerated Purchase period on the applicable Accelerated Purchase date; and (ii) the closing sale price of the common stock on the Nasdaq on the applicable Accelerated Purchase date. Lincoln Park has no obligation to purchase shares under the Lincoln Park Purchase Agreement unless we comply with the terms of the RRA.

In September 2022, we received aggregate proceeds of $2.5 million from Regular Purchases of 616,684 shares of common stock under the Lincoln Park Purchase Agreement.

8. Public and Private Warrants

Prior to the merger, BCAC issued 2,875,000 shares of public warrants and 123,500 shares of private warrants in connection with the BCAC's initial public offering. In connection with the PIPE transaction closed on July 29, 2022 (Note 1), we issued 726,000 shares of public warrants. As of December 31, 2022, we had 3,601,000 public warrants and 123,500 private placement warrants outstanding, each with an exercise price of $11.50 per share. Each of these warrants became exercisable on August 28, 2022, which was 30 days after the Closing of the merger (see Note 3), and will expire on the fifth anniversary of the Business Combination, or earlier upon redemption or liquidation.

We may call the public warrants for redemption:

•
in whole or in part;
•
at a price of $0.01 per warrant;
•
upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If we call the public warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement.

The private placement warrants are identical to the public warrants, except that none of the private placement warrants will be redeemable so long as they are held by the initial purchasers or any of their permitted transferees.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price.

9. Equity Plans and Related Equity Activities

Equity Incentive Plans

In December 2010, we adopted the 2010 Stock Incentive Plan and 2010 Equity Incentive Plan, which expired in 2020. In August 2020, we adopted the 2020 Equity Incentive Plan. Upon the close of the merger (see Note 3), we adopted the 2022 Equity Incentive Plan (the 2022 Plan, the 2020 Equity Incentive Plan, the 2010 Stock Incentive Plan and the 2010 Equity Incentive Plan, collectively, the “Plans”). No further grants will be made under the 2020 Equity Incentive Plan. The 2022 Equity Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit, performance stock awards, and other forms of equity awards as described in the 2022 Equity Incentive Plan.

Initially, the maximum number of shares of common stock that we may issue under the 2022 Equity Incentive Plan is 2,573,405 shares plus any shares that may be added to the 2022 Plan’s reserve if awards from the 2010 Equity Incentive Plan or 2020 Equity Incentive Plan expire, are canceled or otherwise terminate, up to a maximum of 3,461,319 shares added from such expirations, cancellations, and terminations. As of December 31, 2022, Apexigen had reserved 5,904,977 shares of common stock for the issuance of incentive and non-statutory stock options to purchase common stock, stock awards, and restricted stock awards to employees, directors, and consultants under the Plans. The number of shares of common stock reserved for issuance under the 2022 Equity Incentive Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2023 through January 1, 2032, in an amount equal to the lesser of (1) 5.0% of the total number of shares of common stock outstanding on the last day of the calendar month before the date of each automatic increase, (2) 3,216,756 shares, or (3) such number of shares determined by the administrator of the 2022 Plan.

The Board determines the period over which options become exercisable and options generally vest over a four-year period. No option will become exercisable after the expiration of ten years from the date of grant. The term of an incentive stock option (“ISO”) granted to a 10% stockholder will not exceed five years from the date of the grant. The exercise price of an ISO and non-statutory stock option (“NSO”) will not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% stockholder will not be less than 110% of the estimated fair value of the shares on the date of grant.

In February 2021, we entered into a consulting agreement with a Board member and granted an option (the “Stock Option”) to acquire 20,489 shares of common stock. The Stock Option vests upon the achievement of certain performance milestones and has a ten-year term. Based on the guidance in ASC Topic 718, Stock Compensation, we concluded that the Stock Option is a performance-based stock option. As determined by the Board, we achieved one of the performance milestones under the Stock Option during 2021. As a result, 5,122 options were vested during the year ended December 31, 2021, and we recognized $20,000 of stock-based compensation expense in the year ended December 31, 2021. No other performance milestone was achieved as of December 31, 2022. The unrecognized stock-based compensation expense for this option as of December 31, 2022 is approximately $60,000.

In July 2022, we granted restricted stock awards for 23,518 shares of common stock to two former Board members of Legacy Apexigen. The weighted average grant date fair value per restricted stock awards was $10.30 and the fair value of these restricted stock awards is approximately $0.2 million. The restricted stock awards are fully vested upon grant date and $0.2 million was recorded as general and administrative expense during the year ended December 31, 2022.

In September 2022, we granted options to purchase 700,000 shares of common stock to our non-executive Board members at an exercise price of $2.65 per share pursuant to our Outside Directors Compensation Policy. These options vest over 3 years in equal annual installments. The weighted average grant date fair value per options was $1.96 and the fair value of these options is approximately $1.3 million. $0.1 million was recorded as stock-based compensation expense during the year ended December 31, 2022.

In October 2022, we granted restricted stock units for 243,618 shares of common stock to various employees. The weighted average grant date fair value per restricted stock units was $2.46 and the fair value of these restricted stock units is approximately $0.6 million. We amortize the fair value of the units on a straight-line basis over its vesting periods. The restricted stock units are 50% vested in December 2022 and 50% vested in June 2023. $0.3 million was recorded as operating expense during the year ended December 31, 2022. Tax related withholdings of restricted stock units was approximately $43,000 during 2022, which equivalent to 42,415 shares of restricted stock units forfeited to cover the tax related withholdings.

Equity Stock Purchase Plan

In August 2022, we adopted the Apexigen, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides eligible employees with a means of acquiring shares of our common stock at a discounted purchase price using their own accumulated payroll deductions. Under the terms of the ESPP, eligible employees can elect to have up to 15% of their eligible compensation, up to a maximum of $25,000 per year, withheld to purchase shares of common stock for a purchase price equal to 85% of the lower of the fair market value per share of common stock on (i) the commencement date of the 24-month offering period or (ii) the respective purchase date.

The ESPP authorizes the issuance of 257,341 shares of common stock under purchase rights granted to our eligible employees or to eligible employees of any of our designated affiliates. The number of shares of common stock reserved for issuance will automatically increase on January 1 of each calendar year, beginning on January 1, 2023 through January 1, 2032, by the lesser of (1) 1.0% of the total number of shares of common stock outstanding on the last day of the calendar month before the date of the automatic increase, and (2) 536,126 shares; provided that before the date of any such increase, our Board may determine that such increase will be less than the amount set forth in clauses (1) and (2).

The initial offering period commenced in November 2022. As of December 31, 2022, no shares of common stock were purchased under the ESPP. There was approximately $39,000 of stock-based compensation expense related to the ESPP recognized during the year ended December 31, 2022. As of December 31, 2022, there was $0.3 million of unrecognized stock-based compensation cost related to ESPP, which we expect to recognize over a weighted average period of 1.9 years. As of December 31, 2022, 257,341 shares were available under the ESPP for future issuance.

Stock-Based Compensation

Stock-based compensation is included in the consolidated statements of operations and comprehensive loss in research and development and general and administrative expense depending on the nature of the services provided. The following table illustrates stock-based compensation expense related to equity awards granted under the Plans and ESPP recognized for years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Research and development	$583	$292
General and administrative	1,300	851
Total stock-based compensation	$1,883	$1,143

As of December 31, 2022, there was $4.2 million of unrecognized stock-based compensation cost related to equity awards granted to employees and others under the Plans and ESPP, which we expect to recognize over a weighted average period of 2.6 years.

Summary of Assumptions for Stock Options and ESPP

In determining the fair value of the stock options granted and ESPP, we used the Black-Scholes option-pricing model and the following assumptions:

	Year Ended December 31,
	2022	2021
Option Grants:
Expected term (years)	5.00 - 6.06	5.62 - 10.00
Expected volatility	71% - 86%	88%
Risk-free interest rate	0.53% - 4.07%	0.60% - 1.20%
Expected dividend	0%	0%
ESPP:
Expected term (years)	0.50 - 2.00
Expected volatility	83% - 93%
Risk-free interest rate	4.37% - 4.60%
Expected dividend	0%

The assumptions used to determine the fair value of the equity awards are as follows:

•
Expected volatility: Because our stock is recently traded in an active market, we calculate volatility by using the historical volatilities of the common stock of comparable publicly traded companies. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the equity awards.
•
Risk-free interest rate: we base the risk-free interest rate from the U.S. Treasury yield curve in effect at the measurement date with maturities approximately equal to the expected term.
•
Expected term: we determine the expected life of awards granted using the “simplified” method. Under this approach, we presume the expected term to be the mid-point between the weighted-average vesting term and the contractual term of the option. The simplified method makes the assumption that the award recipient will exercise share options evenly over the period when the share options are vested and ending on the date when the share options would expire.
•
Expected dividend yield: we have never paid cash dividends on its common stock and do not have plans to pay cash dividends in the future. Therefore, we use an expected dividend yield of zero.

Equity Plans' Activities

The following table summarizes the activities under the Plans (in thousands, except share and per share amounts):

	Awards Available to Grant	Number of Awards Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	888,435	3,536,715	$2.71
Shares authorized added to 2022 Plan	2,573,405
Shares not returned to plan	(913,842)
Options Granted	(2,097,010)	2,097,010	$3.18
Options Exercised	-	(75,550)	$1.45
Options Cancelled	839,156	(839,156)	$2.43
Restricted stock awards granted	(23,518)	23,518	$-
Restricted stock awards vested	-	(23,518)	$-
Restricted stock units granted	(243,618)	243,618	$-
Restricted stock units vested	-	(80,668)	$-
Restricted stock units forfeited	42,415	(42,415)	$-
Outstanding at December 31, 2022	1,065,423	4,839,554	$2.91	6.66	$82
Vested and exercisable at December 31, 2022		2,685,009	$2.75	4.41	$-
Vested and expected to vest at December 31, 2022		4,824,187	$2.91	6.65	$82

The weighted average grant date fair value of options granted during 2022 and 2021 was $2.30 and $3.39, respectively.

The following table summarizes information about our outstanding options as of December 31, 2022 by range of exercise prices and excludes the 120,535 shares of restricted stock units outstanding as of December 31, 2022:

	Awards Outstanding			Awards Exercisable
Range of Exercise Price	Number of Awards	Weighted-Average Remaining Contractual Term (Years)	Weighted Average Exercise Price per Share	Number of Awards	Weighted-Average Remaining Contractual Term (Years)	Weighted Average Exercise Price per Share
$1.27 to $2.65	3,103,997	6.12	$2.08	1,692,935	3.09	$1.68
$3.03 to $4.79	1,384,481	7.55	$4.38	820,036	6.72	$4.13
$6.54 to $7.62	230,541	6.83	$6.84	172,038	6.40	$6.69
	4,719,019	6.58	$2.99	2,685,009	4.41	$2.75

10. Commitments and Contingencies

Indemnification

As permitted under Delaware law and in accordance with our bylaws, we have agreed to indemnify our officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at our request in such capacity. The term of the indemnification period is equal to the officer’s or director’s lifetime.

The maximum amount of potential future indemnification is unlimited. However, we currently hold director and officer liability insurance, which limits our exposure and may enable us to recover a portion of any future amounts paid. We believe that the fair value of these indemnification obligations is minimal. Accordingly, we have not recognized any liabilities relating to these obligations for any period presented.

We have certain agreements with service providers and other parties with which we do business that contain indemnification provisions pursuant to which we have agreed to indemnify the party against certain types of third-party claims. It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Since these agreements were effective after December 31, 2022, there were no payments made by us under these agreements as of December 31, 2022. As of December 31, 2022, there was not a reasonable possibility that we had incurred a material loss with respect to indemnification of such parties. We had not recorded any liability for costs related to indemnification through December 31, 2022.

Clinical Collaborations

We have entered into a number of collaboration arrangements for the clinical development of sotigalimab with companies and academic and non-profit institutions. These arrangements specify whether we or the collaborator bears the cost of the clinical trials, and in the case of combination therapies, typically the collaborators provide the supply of such drug products while we supply sotigalimab. Our applicable share of the costs of these clinical collaborations are reflected as research and development expenses.

Upon achievement of certain regulatory and clinical milestones related to the development of sotigalimab in pancreatic cancer, we will be obligated to pay an aggregate of up to $9.5 million in cash and shares of common stock. Because we are not currently advancing the development of sotiga in pancreatic cancer, none of these milestones were probable as of December 31, 2022, and no amounts have been recognized.

Other

No liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded as it is not probable that a liability has been incurred and the amount cannot be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. We enter into contracts in the normal course of business with contract research organizations for preclinical studies and clinical trials and contract manufacturing organizations for the manufacture of clinical trial materials.

11. Income Taxes

We recorded no provision for income taxes for the years ended December 31, 2022 and 2021 was zero. We incurred net operating losses for all the periods presented.

The effective tax rate of the provision for income taxes differs from the federal statutory rate as follows:

	Year Ended December 31,
	2022	2021
Federal statutory income tax rate	21.0%	21.0%
Permanent differences	0.8%	-0.3%
Other credit	2.3%	3.2%
Other	-0.7%	-0.3%
Change in valuation allowance	-23.4%	-23.6%
	0.0%	0.0%

The components of deferred tax assets and liabilities are as follows (in thousands):

	Year Ended December 31,
	2022	2021
Deferred tax assets:
Net operating loss carry forwards	$33,333	$27,217
Tax credits	4,702	3,964
Section 174 R&D Capitalization	4,274	-
Depreciation and amortization	90	-
Stock-based compensation	666	-
Other reserves and accruals	1,462	1,334
Gross deferred tax assets	44,527	32,515

Deferred tax liabilities:
Depreciation and amortization	-	(24)
Right-of-use assets	(21)	(101)
Gross deferred tax liabilities	(21)	(125)

Valuation allowance	(44,506)	(32,390)
Net deferred tax assets	-	-

Realization of the deferred tax assets depends upon future taxable income. Since the amount and timing of future income are uncertain, the net deferred tax assets as of December 31, 2022 and 2021 have been fully offset by a valuation allowance. The valuation allowance increased by $12.1 million and $6.8 million during the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022, we had federal net operating loss (“NOL”) carryforwards totaling $137.3 million. Of the $137.3 million, $109.0 million related to NOLs generated after December 31, 2017 and are carried forward indefinitely but are subject to an 80% of taxable income limitation, and $28.3 million will begin to expire in 2033. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) permits NOL carryovers and carrybacks to offset 100% of taxable income for years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years. The CARES Act did not have an impact to our NOLs. As of December 31, 2022, the Company had state NOL carryforward of $64.6 million, which will begin to expire in 2035. We also have federal and state research and development tax credits of $3.7 million and $2.5 million, respectively, as of December 31, 2022. The federal research credits will begin to expire in the year 2030, and the state research credits have no expiration date. We qualified for Federal Orphan Drug credit in 2020 and started to claim the credit for tax year 2021. As of December 31, 2022, we have federal Orphan Drug credits of $0.9 million, which will begin to expire in 2041. Our NOL and credit carryforwards may be subject to annual limitations due to ownership change provisions by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of NOLs and tax credits before utilization.

We elected to recognize, if incurred, interest and penalties related to liabilities for uncertain tax positions as a part of income tax expense. We have incurred no such interest and penalties to date.

We determine our uncertain tax positions based on whether and how much of a tax benefit taken by us in its tax filings is more likely than not to be sustained upon examination by the relevant income tax authorities.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2022	2021
Gross unrecognized tax benefit at January 1	$1,598	$1,181
Additions for tax provision taken in the current year	405	417
Gross unrecognized tax benefit at December 31	$2,003	$1,598

We do not expect the unrecognized tax benefits to change significantly over the next 12 months. We file income tax returns in the U.S. federal jurisdiction and various states jurisdiction. We are subject to examination by the Internal Revenue Service and the state jurisdictions for all tax years.

12. Net Loss Per Share

The following outstanding potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share for the periods presented due to their anti-dilutive effect:

	December 31,
	2022	2021
Equity awards	4,839,554	3,536,780
Common stock warrants	3,728,821	13,361
Total anti-dilutive securities	8,568,375	3,550,141

13. 401(k) Plan

We have a 401(k) retirement plan that covers all employees. The 401(k) plan provides for voluntary contributions by employees of up to 100% of their eligible compensation, subject to the maximum allowed by law. Apexigen matches employee contributions up to a maximum of 4% of their salary. Apexigen recognized related expense of $177,000 and $139,000 for the years ended December 31, 2022 and 2021, respectively.

14. Subsequent Events

On January 23, 2023, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors (the “Investors”) pursuant to which we issued and sold to the Investors in a private placement (the “Private Placement”) an aggregate of 1,995,708 shares of our common stock, par value $0.0001 per share (“Common Stock”) and accompanying warrants (the “Warrants”) to purchase an aggregate of up to 1,995,708 additional shares of common stock at a price of $1.40 per share and accompanying Warrant. The exercise price of the Warrants is $1.40 per share. The Warrants are exercisable at any time on or after the date that is six months following the date of the issuance of the Warrants and will expire five and one-half years from the date of issuance. Brookline Capital Markets, a division of Arcadia Securities, LLC, has acted as our placement agent for the Private Placement (the “Placement Agent”).

We also entered into a letter agreement (the “Engagement Agreement”) with the Placement Agent, pursuant to which the Placement Agent agreed to serve as the exclusive placement agent for us in connection with the Private Placement. We agreed to pay the Placement Agent a cash fee equal to 7% of the gross proceeds from the sale of the shares and accompanying Warrants in the Private Placement. The Placement Agent received warrants to purchase up to 99,785 shares of Common Stock (the “Placement Agent Warrants”) on substantially the same terms as the Warrants, except that the Placement Agent Warrants have an exercise price equal to 125% of the price paid by investors in the Private Placement, or $1.75 per share of Common Stock.

On January 30, 2023, we received aggregate gross proceeds of $2.8 million before deducting placement agent fees and estimated offering expenses payable by us. We expect the net proceeds from the Private Placement to be used for working capital purposes.